Exhibit 10.4

MASTER REPURCHASE AGREEMENT

Dated as of September 2, 2005

BETWEEN:

Bank of America, N.A., as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”),

New Century Mortgage Corporation (“NCMC”), Home123 Corporation (“Home123”), New Century Credit Corporation and NC Capital Corporation, as sellers (collectively the “Sellers” and individually a “Seller”), and

New Century Financial Corporation, as guarantor (the “Guarantor”).

1. APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Purchased Assets at a date certain, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2. DEFINITIONS AND INTERPRETATION

a. Defined Terms.

“Additional Purchased Assets” shall have the meaning assigned thereto in Section 6(a) hereof.

“Adjusted Tangible Net Worth” shall mean at any date:

(a) Book Net Worth, minus

(b) The sum (without duplication) of (1) all assets which would be classified as intangible assets of the Guarantor and its consolidated Subsidiaries under GAAP, including, without limitation, advances to shareholders, officers and Affiliates (to the extent that such advances increase Book Net Worth), investments in Affiliates, deferred taxes, capitalized general and administrative costs, capitalized deal costs, all goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs) plus (2) all receivables from directors, officers and shareholders of the Guarantor and its consolidated Subsidiaries (to the extent such receivables increase Book Net Worth).

“Adjustment Date” means, with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on such Adjustable Rate Mortgage is adjusted in accordance with the terms of the related Note.

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereon.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agent” means Bank of America, N.A. or any successor.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

“Approved Purchaser” means each investor listed in Exhibit B, as such Exhibit may be amended from time to time and any other investor approved by the Buyer upon five (5) Business Days prior notice, provided that any such investor will be deemed to have been approved by Buyer if no response has been provided by the Buyer to the related Seller within the five (5) Business Day period.

“Assignment of the Note and Pledge Agreement” means with respect to a Cooperative Loan, an assignment of the Note and Pledge Agreement.

“Assignment of the Proprietary Lease” means with respect to a Cooperative Loan, an assignment of the Proprietary Lease.

“Book Net Worth” shall mean the excess of total assets of a Person and its consolidated Subsidiaries over Total Liabilities of such Person and its consolidated Subsidiaries determined in accordance with GAAP.

“Borrower” means the obligor or obligors on a Note, or the mortgagor named in the Pledge Agreement, in each case including any Person that has acquired the related collateral and assumed the obligations of the original obligor or obligors under the Note.

“Breakage Costs” shall have the meaning assigned thereto in Section 3(d) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is obligated by law or executive order to be closed.

“Buyer’s Margin Amount” means, with respect to any Transaction as of any date of determination, the amount obtained by application of Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Percentage” shall have the meaning assigned thereto in the Side Letter.

“Cash Equivalents” shall mean (a) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 180 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Services (“S&P”) or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 180 days after the day of acquisition, (e) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of an entity at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned thereto in Section 8 hereof.

“Computer Medium” means a computer or other electronic medium generated by or on behalf of Seller and delivered or transmitted to Buyer and Custodian which provides information relating to the Purchased Assets, including the identity of the related servicer with respect to each Loan and the information set forth in the Loan Schedule, in a format reasonably acceptable to Buyer.

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Consent” shall mean a document executed by the Cooperative (i) consenting to the sale of the Cooperative Apartment to the Borrower and (ii) certifying that all maintenance charges relating to the Cooperative Apartment have been paid.

“Convertible Loan” shall mean any individual Adjustable Rate Loan which contains a provision whereby the Borrower is permitted to convert the Adjustable Rate Loan to a fixed rate Loan in accordance with the terms of the related Note.

“Cooperative” shall mean the private, non-profit cooperative apartment corporation which owns all of the real property that comprises the Project, including the land, separate dwelling units and all common areas.

“Cooperative Apartment” shall mean the specific dwelling unit relating to a Cooperative Loan.

“Cooperative Lien Search” shall mean a search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Borrower if the Cooperative Loan is a Refinanced Loan, (b) filings of Financing Statements and (c) the deed of the Project into the Cooperative.

“Cooperative Loan” shall mean a Loan that is secured by a first lien on and a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment in the building owned by the related Cooperative.

“Cooperative Shares” means the shares of stock issued by the Cooperative, owned by the Borrower, and allocated to a Cooperative Apartment and represented by a Stock Certificate.

“Custodian” means U.S. Bank N.A., or its successors and permitted assigns.

“Custody Agreement” means the Custodial Agreement, dated as of September 2, 2005, among Sellers, Buyer and Custodian as it may be amended, supplemented or otherwise modified from time to time.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law.

“Effective Date” shall mean September 2, 2005.

“Electronic Tracking Agreement” means the electronic tracking agreement dated as of September 2, 2005 among Buyers, Seller, Servicer, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc., as the same may be amended, modified or supplemented from time to time; provided that if no Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Eligible Asset” shall have the meaning assigned thereto in the Side Letter.

“Eligible Loan” shall have the meaning assigned thereto in the Side Letter.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Borrower with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning assigned thereto in Section 18 hereof.

“Facility Fee” shall have the meaning assigned thereto in Section 13(r) hereof.

“Facility Fee Amount” shall have the meaning assigned thereto in the Side Letter.

“Fannie Mae” means Fannie Mae, f/k/a the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guides” means the Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto.

“Fatal Exception” means a non-Wet Loan that does not have (i) the documents referenced in paragraphs (a), (c), (d), (e), (f) and (k) of Section 2 of the Custodial Agreement and (ii) some evidence that a title insurance policy has been issued or a commitment to issue such policy, in the Loan File which shall be listed on the Fatal Exception Report.

“Fatal Exception Report” shall mean a report which shall be included in the Loan Schedule and Exception Report provided by the Custodian, that will clearly identify any Loan with a Fatal Exception.

“FICO Score” means the credit score of the Borrower provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Loan.

“Financing Statement” a financing statement in the form of a UCC-1 filed pursuant to the Uniform Commercial Code to perfect a security interest in the Cooperative Shares and Pledge Instruments.

“Fixed Rate Loan” shall mean a Loan with respect to which the Mortgage Interest Rate is set forth in the Note is fixed for the term of such Loan.

“Freddie Mac” means Freddie Mac, f/k/a the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Government Securities” shall mean any security issued or guaranteed as to principal or interest by the United States, or by a Person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller or Guarantor.

“Gross Margin” With respect to any Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the related Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Guarantor” means New Century Financial Corporation, a Maryland corporation, formerly known as “New Century REIT, Inc.” or any successor thereto.

“Guaranty” means the Guaranty of the Guarantor in favor of the Buyer, dated as of September 2, 2005, as it may be further amended, supplemented or otherwise modified from time to time.

“Hedge Counterparty” a Person (i) (A) with long-term and commercial paper or short-term deposit ratings of “P-1” by Moody’s Investors Service and “A-1” by Standard & Poor’s and (B) which shall agree in writing that, in the event that any of its long-term or commercial paper or short-term deposit ratings cease to be at or above “A-2” by Moody’s and “A” by Standard & Poor’s, it shall secure its obligations in accordance with the request of the Buyer or Buyer shall have the option to treat such failure as an Early Termination Event (as defined in the ISDA Master Agreement) by such Hedge Counterparty, and (ii) that has entered into a Hedge Instrument.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by a Seller or the Guarantor with a Hedge Counterparty that relates to or applies to the Purchased Assets.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and other collections and distributions thereon, but not including any commitment fees, origination fees and/or servicing fees (with respect to third party servicers that are not an Affiliate of any Seller or the Guarantor).

“Indebtedness” shall mean, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the related invoice is received for the respective goods delivered or the respective services rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Index” With respect to any Adjustable Rate Loan, the index identified on the Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Intercreditor Agreement” means the intercreditor agreement dated as of September 2, 2005 among the Sellers, NC Residual II Corporation, Loan Partners Mortgage, Ltd., Kingston Mortgage Company, Ltd., Compufund Mortgage Company, Ltd., WRT Financial Limited Partnership, Peachtree Residential Mortgage, L.P., Residential Prime Lending Limited Partnership, Team Home Lending Ltd., Sutter Buttes Mortgage LP, Midwest Home Mortgage Ltd, Austin Mortgage, L.P., Capital Pacific Home Loans, L.P., Golden Oak Mortgage, L.P., Northwest Capital Mortgage LP, SCFinance LP, AD Astra Mortgage Ltd, the Buyer, DB Structured Products, Inc., Aspen Funding Corp., Newport Funding Corp., Gemini Securitization Corp. LLC and Credit Suisse First Boston Mortgage Capital LLC.

“Interest Only Loan” shall mean a Loan which only requires the payment of interest for a period of time specified in the related Note.

“Interest Rate Adjustment Date” shall mean, with respect to each adjustable rate Loan, the date, specified in the related Note and the Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” shall mean, for each day, the rate determined by the Buyer on such date (or, in the event such day is not a Business Day, the prior Business Day) on the basis of the offered rate for one-month or overnight U.S. dollar deposits (as applicable), as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one-month or overnight U.S. dollar deposits (as applicable), as of 11:00 a.m. (London time) on such date. In such event, the Buyer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such date, two or more Reference Banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/16%). If on such date, fewer than two Reference Banks provide such offered quotations, LIBOR shall be the higher of (i) LIBOR as determined on the previous LIBOR determination date and (ii) the Reserve Interest Rate. With respect to each transaction, on the related Purchase Date and for each day that such Transaction is outstanding, LIBOR shall be calculated at the overnight rate unless otherwise elected by the Seller in writing on the related Purchase Date.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Lifetime Rate Cap” shall mean the provision of each Note related to an Adjustable Rate Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Loan by more than the amount per annum set forth on the Loan Schedule.

“Liquid Assets” shall mean, on a consolidated basis, the sum of all of Guarantor’s cash, Cash Equivalents, and the market value of its U.S. Treasury securities and the amount available under any committed secured financing facility or committed repurchase facility between Guarantor and a third party acceptable to the Buyer (but only to the extent that Guarantor has unencumbered assets to pledge, net of any applicable haircut, or has excess borrowing capacity arising from assets already pledged).

“Loan” means (i) a first or second lien single family (one-to-four units) conforming or non-conforming residential loan (including any Cooperative Loan), (ii) such other type of loan, lease or other receivable as shall be agreed upon by the parties to the Custody Agreement, as amended or supplemented by mutual agreement of the parties, or (iii) any interest in, or secured by, any such loan, lease or other receivable.

“Loan Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Loan File for such Purchased Asset.

“Loan File” shall mean, as to each Purchased Asset, those documents listed in Section 2 of the Custodial Agreement] that are delivered to the Custodian or which at any time come into the possession of the Custodian. The Custodian shall have no liability for its failure to identify any document coming into its hands that does not clearly indicate on its face (or in the attached transmitted documentation) the Loan to which it relates.

“Loan Schedule” means the list of Loans delivered by the Guarantor or the related Seller to Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Loan Schedule shall set forth as to each Loan the information required in Annex 1 to the Custodial Agreement together with any other information specified by Buyer from time to time in good faith.

“Loan Schedule and Exception Report” has the meaning assigned thereto in the Custodial Agreement.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Loan and which is considered and treated as “real property” under applicable law.

“Margin Call” as defined in Section 6(a).

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the value ascribed to such asset by Buyer in its sole discretion exercised in good faith, and (ii) with respect to a Purchased Asset that is not an Eligible Asset, zero.

“Master Netting Agreement” means the Master Collateral Security and Master Netting Agreement dated as of September 2, 2005 among Buyer, Guarantor and Sellers, as it may be further amended, supplemented or otherwise modified from time to time.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to the Guarantor; (b) a material impairment of the ability of the Guarantor or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against the Guarantor or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” shall have the meaning assigned to such term in the Side Letter.

“Maximum Mortgage Interest Rate” means with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall have the meaning assigned thereto in the Custodial Agreement.

“MERS Designated Mortgage Loan” shall have the meaning assigned thereto in the Custodial Agreement.

“Minimum Mortgage Interest Rate” means with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Loan may be decreased on any Adjustment Date.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Note with respect to each Loan.

“Mortgaged Property” means, with respect to a Loan (i) other than a Cooperative Loan, the related Borrower’s fee interest in real property or leasehold interest in real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, and all other collateral securing repayment of the debt evidenced by the related Note.

“Negative Amortization” means with respect to each Negative Amortization Loan, that portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Loan for such month and which, pursuant to the terms of the Note, is added to the principal balance of the Loan.

“Negative Amortization Loan” means each Loan that is identified on the Loan Schedule as a Loan that may be subject to Negative Amortization.

“No Documentation Loans” means a Loan where the documentation standards include mortgagors who provide limited or no documentation in connection with the underwriting of the related Loan.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

“Notice Date” shall have the meaning assigned thereto in Section 4 hereof.

“Obligations” means (a) all of Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Sellers and Guarantor to Buyer, its Affiliates or Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein in accordance with the terms hereof; and (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or such Affiliate of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs.

“Payment Adjustment Date” means with respect to each Negative Amortization Loan, the date on which Monthly Payments shall be adjusted. A Payment Adjustment Date with respect to a Negative Amortization Loan shall occur on each anniversary date of the first payment date for the Loan and upon any recasting of the Mortgage Loan.

“Periodic Rate Cap” shall mean the provision of each Note related to an Adjustable Rate Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Loan is the rate set forth on the Loan Schedule.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Pledge Agreement” means the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.

“Pledge Instruments” means the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Note and Pledge Agreement.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by related Seller to Buyer) with respect to such Transaction.

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Side Letter.

“Prime Rate” means a rate set by Buyer based upon various factors including Buyer’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Buyer shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custody Agreement, any Servicing Agreement, each Servicing Side Letter, the Electronic Tracking Agreement, the Master Netting Agreement, the Guaranty, any assignment of Hedge Instrument, the Side Letter and any other agreement entered into by a Seller and/or the Guarantor, on the one hand, and Buyer or one of its Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Project” means all real property owned by the Cooperative including the land, separate dwelling units and all common areas.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means a lease on a Cooperative Apartment evidencing the possessory interest of the Borrower in such Cooperative Apartment.

“Purchase Date” means the date on which Purchased Assets are to be transferred by Seller to Buyer.

“Purchase Price” shall have the meaning assigned thereto in the Side Letter.

“Purchased Assets” means, with respect to a Transaction, the Loans set forth on the related Loan Schedule, together with the related Records, Servicing Rights, Sellers’ or Guarantor’s rights under any takeout commitment related to the Loans and other Collateral, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(a) hereof.

“Qualified Appraiser” shall mean an appraiser, (i) duly appointed by the related Seller, or (ii) qualified under Fannie Mae and Freddie Mac guidelines, in each case, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Loan was originated.

“Recognition Agreement” means an agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

“Records” means all instruments, agreements and other books, records, reports and data generated by other media for the storage of information maintained by Sellers, Guarantor, any of their Affiliates or agents, or their servicer or custodian with respect to a Purchased Asset. Records shall include the Notes, any Mortgages, the Loan Files and any other instruments necessary to document or service a Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Asset.

“Refinanced Mortgage Loan” means a Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REIT Status” means with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code that satisfies the conditions and limitations set forth in Sections 856(b) and 856(c) of the Code.

“Reference Banks” Any leading banks selected by the Agent which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“Repurchase Date” shall have the meaning assigned thereto in Section 3(c) and shall also include the date determined by application of Section 19.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Reserve Interest Rate” means with respect to any LIBOR determination date, the rate per annum that the Agent determines to be either (i) the arithmetic mean (rounded to the nearest whole multiple of 1/16%) of the one-month or overnight U.S. dollar lending rates (as applicable) which New York City banks selected by the Agent are quoting on the relevant LIBOR determination date to the principal London offices of leading banks in the London interbank market or (ii) in the event that the Agent can determine no such arithmetic mean, the lowest one-month or overnight U.S. dollar lending rate (as applicable) which New York City banks selected by the Agent are quoting on such LIBOR determination date to leading European banks.

“RESPA” means the Real Estate Settlement Procedures Act, as amended from time to time.

“Servicer” means (i) New Century Mortgage Corporation and any successor thereto or (ii) any other servicer approved by Buyer in its sole discretion exercised in good faith.

“Servicing Agreement” means the Transition Services Agreement or any other agreement (other than the Custody Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

“Servicing Rights” means contractual, possessory or other rights of Sellers or any other Person arising under a Servicing Agreement, the Custody Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Servicing Side Letter” means the Servicing Side Letter dated as of September 2, 2005 among the Buyer, NCMC, Home123, the Guarantor and RBC Centura Bank, as the same may be amended, modified or supplemented from time to time entered into in connection with the Transaction Services Agreement.

“Side Letter” means the pricing side letter, dated as of September 2, 2005, among Sellers, Guarantor and Buyer, as the same may be amended, supplemented or modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Stock Certificates” means the certificates evidencing ownership of the Cooperative Shares issued by the Cooperative.

“Stock Power” means an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

“Substitute Assets” has the meaning assigned thereto in Section 16.

“Takeout Commitment” shall mean, with respect to any Loan, an irrevocable commitment issued by a Takeout Investor in favor of the related Seller pursuant to which such Takeout Investor agrees to purchase such Loan at a specific price on a forward delivery basis acceptable to the Buyer in its sole discretion.

“Takeout Investor” shall mean an Approved Purchaser which has agreed to purchase Loans pursuant to a Takeout Commitment.

“Termination Date” has the meaning assigned thereto in Section 27.

“Total Indebtedness” shall mean, as to any Person for any period, the aggregate Indebtedness of such Person during such period maintained in accordance with GAAP less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to the Person. In the event that any Indebtedness of a Person would be excluded from the calculation of Total Indebtedness but for the existence of recourse, such person shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse. The amount of any recourse shall be the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Total Liabilities” shall mean the total liabilities of a Person and its consolidated Subsidiaries, determined in accordance with GAAP.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Base Certificate” means the Transaction Base Certificate provided by the Sellers to the Buyer in the form of Exhibit C hereto.

“Transaction Notice” means a written request of related Seller to enter into a Transaction, in the form attached to the Custody Agreement which is delivered to Buyer and Custodian.

“Transition Services Agreement” means the servicing agreement dated on or about the date of this Agreement among RBC Mortgage Company, Royal Bank of Canada, RBC Centura Bank, Home 123 Corporation and New Century Mortgage Corporation.

“Trust Receipt” means a Trust Receipt and Certification as defined in the Custody Agreement.

“Underwriting Guidelines” means underwriting guidelines of the Sellers in effect as of the date of this Agreement, which have been approved in writing by Buyer, as the same may be amended from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Wet Funded Loan” means a Loan for which, as of the related initial Purchase Date, the documents in the related Loan File have not been delivered to the Custodian, and thereafter, each date until the documents in the related Loan File have been delivered to the Custodian.

“Wet Funding Package” shall have the meaning assigned thereto in the Custody Agreement.

b. Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

c. Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by the Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Sellers or the Guarantor, as applicable.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller or the Guarantor is required to provide any document to the Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless the Buyer requests otherwise. At the request of the Buyer, the document shall be provided in computer readable format or both printed and computer readable format.

This Agreement is the result of negotiations among and has been reviewed by counsel to the Buyer, Guarantor and the Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself.

3. THE TRANSACTIONS

a. Subject to the terms and conditions of the Program Documents, this Agreement is a commitment by Buyer to purchase from Sellers certain Purchased Assets up to the Maximum Aggregate Purchase Price and Buyer hereby agrees to enter into Transactions with an aggregate Purchase Price for all Purchased Assets acquired by Buyer not to exceed the Maximum Aggregate Purchase Price.

b. With respect to any Transaction, related Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. Related Seller is obligated to obtain the Purchased Assets from Buyer or its designee (including the Custodian) at its own expense on (or after) the related Repurchase Date.

c. Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, each Purchased Asset that is repurchased by related Seller on the Repurchase Date occurring on the 25th day of each month (or, if such 25th day is not a Business Day, the immediately following Business Day) following the related Purchase Date (the day of the month so determined for each month, or any other date designated by related Seller to Buyer for such a repurchase on at least one Business Day’s prior notice to Buyer, a “Repurchase Date”, which term shall also include the date determined by application of Section 19 (a)) shall automatically become subject to a new Transaction unless Buyer is notified by such Seller at least one (1) Business Day prior to any such Repurchase Date, provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Side Letter.

d. If Buyer locks in the rate of LIBOR at the request of such Seller and such Seller repurchases Purchased Assets on any day which is not the Repurchase Date set forth in Section 3(c) above, such Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer may sustain or incur arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable 30 day period. Buyer shall deliver to such Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. This Section shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

4. TRANSACTION NOTICE CONFIRMATIONS

a. Unless otherwise agreed, related Seller shall give Buyer and Custodian notice of any proposed Purchase Date in accordance with the terms of the Custody Agreement (the date on which such notice is so given, the “Notice Date”). On the Notice Date, related Seller or the Guarantor shall (i) request that Buyer enter into a Transaction by furnishing to Buyer and Custodian a Transaction Notice and Loan Schedule, (ii) deliver to Buyer a Computer Medium for the related Purchased Assets and (iii) deliver to Custodian the Loan File or Wet Funding Package for each Loan subject to such Transaction.

b. In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement (as amended by the Side Letter), the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and related Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5. PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Custodian pursuant to the Custody Agreement. Any Repurchase Price or Price Differential received by Buyer after 4:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6. MARGIN MAINTENANCE

a. If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Sellers require Sellers in such Transactions to transfer to Buyer cash or, at Buyer’s option (and provided Seller has additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”), so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

b. Notice required pursuant to Section 6(a) may be given by any means provided in Section 35 hereof. Any notice given before 10:00 a.m. New York City time on a Business Day shall be satisfied no later than 5:00 p.m. New York City time on such Business Day. Any notice given on or after 10:00 a.m. New York City time on a Business Day shall be satisfied no later than 5:00 p.m. New York City time on the Business Day following the date of such notice. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Each Seller, Guarantor and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for any Seller or the Guarantor.

7. INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Buyer agrees that related Seller shall be entitled to receive an amount equal to all Income received, whether by Guarantor, Buyer, Custodian, Servicer or any servicer or any other Person, which is not otherwise received by related Seller, in respect of the Purchased Assets; provided, however, that any income received by or on behalf of related Seller while the related Transaction is outstanding shall be deemed held by such Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date. Upon the occurrence of an Event of Default, the Sellers and the Guarantor shall cause all Income to be delivered to the Buyer.

8. SECURITY INTEREST

Each Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Sellers secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for each Seller’s performance of all of its Obligations, each Seller hereby grants Buyer a fully perfected first priority security interest in such Seller’s right, title and interest in and to the following property, whether now existing or hereafter acquired: the Purchased Assets, the related Records, all Hedge Instruments, all mortgage guaranties and insurance relating to such Purchased Assets (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to such Purchased Assets and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing, all other insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, any security account and all rights to Income and the rights to enforce such payments arising from any of the Purchased Assets, the Servicing Rights, all guarantees or other support for the related Loans, and any and all replacements, substitutions, distributions on or proceeds with respect to any of the foregoing (collectively the “Collateral”).

9. CONDITIONS PRECEDENT

a. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii) A certified copy of each Seller’s and Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv) An incumbency certificate of the secretaries of each Seller and Guarantor certifying the names, true signatures and titles of each Seller’s and Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of Sellers’ and Guarantor’s counsel as to such matters as Buyer may reasonably request (including, without limitation, perfected security interest in the Collateral) and in form and substance acceptable to Buyer;

(vi) A copy of the Underwriting Guidelines certified by an officer of applicable Seller to which such Underwriting Guidelines relate;

(vii) The acquisition by Home123 of certain assets of RBC Mortgage Company must have been completed;

(viii) A copy of the certificate of insurance evidencing compliance with Section 13(o) of this Agreement;

(ix) All of the conditions precedent in the Guaranty shall have been satisfied;

(x) Any other documents reasonably requested by Buyer;

(xi) Buyer’s legal, tax, business and environmental due diligence of the Sellers and Guarantor each shall have been completed to the satisfaction of the Buyer; and

(xii) Payment of the Facility Fee Amount by wire transfer by the Sellers to the Buyer in immediately available funds.

b. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	Transaction Notice, Loan Schedule and Computer Medium with respect to such Purchased Assets delivered pursuant to Section 4(a);

(B)	The related Trust Receipt, with the Loan Schedule attached;

(C)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be routinely required in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment;

(D)	A copy of the Underwriting Guidelines, to the extent such guidelines have been amended in any material respect; and

(E)	A copy of the applicable notice set forth as Exhibit C (which may be contained in the related Transaction Notice).

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyer shall not have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Sellers and Guarantor are in compliance with the terms and conditions of the Program Documents.

(v) The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) No event or events shall have been reasonably determined by Buyer to have occurred and be continuing, resulting in the effective absence of a whole loan or asset-backed securities market or commercial paper market.

(vii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 9 that were not satisfied prior to such initial Purchase Date.

(viii) The Purchase Price for the requested Transaction shall not be less than $500,000.

(ix) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(x) The Sellers and Guarantor shall have paid to Buyer all fees and expenses, if any, owed to Buyer in accordance with this Agreement.

(xi) There shall be no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xii) Each secured party (including any party that has a precautionary security interest in a Loan) shall have released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement shall have been delivered to the Buyer prior to each Transaction and to the Custodian as part of the Loan File.

(xiii) Any other documents reasonably requested by Buyer.

(xiv) Buyer shall have received a Transaction Base Certificate.

(xv) The Buyer shall not be obligated to enter into more than two Transactions per Business Day.

10. RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations that relate to and are owed (if any) with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyer shall, and shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 16, Seller shall give at least one (1) Business Day’s prior written notice to Buyer if such repurchase shall occur on any date other than a Repurchase Date set forth in Section 3(c).

If such a Margin Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

11. RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Sellers or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on a Seller’s or Guarantor’s behalf.

12. REPRESENTATIONS AND WARRANTIES

Each Seller and the Guarantor, jointly and severally, hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

a. Due Organization and Qualification. Each Seller and the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each Seller and the Guarantor is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents or any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect or impair the enforceability of any Loan.

b. Power and Authority. Each Seller and the Guarantor has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

c. Due Authorization. The execution, delivery and performance of the Program Documents by each Seller and the Guarantor have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

d. Noncontravention. None of the execution and delivery of the Program Documents by each Seller or Guarantor or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents, or material agreements of such Seller or the Guarantor or in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to such Seller or Guarantor or its properties;

(ii) constitutes a material default by such Seller or Guarantor under any loan or repurchase agreement, mortgage, indenture or other material agreement or instrument to which such Seller or Guarantor is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of any Seller or Guarantor except the lien relating to the Program Documents.

e. Legal Proceeding. Except as otherwise disclosed in the financial statements of Guarantor prior to the Effective Date, there is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, any Seller, Guarantor or any of their Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if adversely determined would have a reasonable likelihood of having a Material Adverse Effect.

f. Valid and Binding Obligations. Each of the Program Documents to which the Sellers or the Guarantor is a party, when executed and delivered by such Seller or Guarantor, as applicable, will constitute the legal, valid and binding obligations of such Seller or Guarantor, as applicable, enforceable against such Seller or Guarantor, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

g. Financial Statements. The financial statements of Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to the Guarantor. Except as disclosed in such financial statements, Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonable likelihood of causing a Material Adverse Change with respect to the Guarantor.

h. Accuracy of Information. None of the documents or information prepared by or on behalf of any Seller or the Guarantor and provided by such Seller or the Guarantor to Buyer relating to such Seller’s or Guarantor’s financial condition contain any statement of a material fact with respect to such Seller or Guarantor or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to any Seller or Guarantor, that would render any of such documents or information untrue or misleading in any material respect.

i. No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by any Seller or Guarantor of this Agreement or the consummation by any Seller or Guarantor of any other Program Document, other than any that have heretofore been obtained, given or made.

j. Compliance With Law; Etc. No practice, procedure or policy employed or proposed to be employed by any Seller or the Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to Guarantor or a Material Adverse Effect.

k. Solvency; Fraudulent Conveyance. Each Seller and the Guarantor is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, no Seller or Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. No Seller or Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller or the Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any Seller or Guarantor or any of their assets. The amount of consideration being received by related Seller upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Sellers are not transferring any Purchased Assets with any intent to hinder, delay or defraud any of their creditors. Guarantor is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

l. Investment Company Act Compliance. No Seller is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

m. Taxes. Each Seller and Guarantor has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Sellers or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

n. Additional Representations. With respect to each Loan to be sold hereunder by related Seller to Buyer, Sellers and Guarantor, jointly and severally, hereby make all of the applicable representations and warranties set forth in Appendix A hereto as of the date the Loan File or Wet Funding Package, as applicable, is delivered to the Custodian. Further, as of each Purchase Date, the Sellers and the Guarantor shall be deemed to have represented and warranted in like manner that no Seller or Guarantor has any knowledge that any such representation or warranty either has ceased or is reasonably likely to cease to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of each Seller or Guarantor.

o. No Broker. No Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if any Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by such Seller or the Guarantor, as applicable.

p. Corporate Separateness.

(i) The capital of each Seller and Guarantor is adequate for the respective business and undertakings of such Seller and Guarantor.

(ii) Other than as provided in this Agreement and the other Program Documents, Sellers are not engaged in any business transactions with Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis or transactions among Sellers and internal reorganizations not otherwise prohibited hereunder.

(iii) The funds and assets of the Sellers are not and will not be, commingled with the funds of any other Person.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13. COVENANTS OF SELLERS AND GUARANTOR

Each of Seller and Guarantor, as applicable, hereby covenants with Buyer as follows:

a. Defense of Title. Each Seller and Guarantor warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

b. No Amendment or Compromise. Without the prior written consent of the Buyer, no Seller, Guarantor nor those acting on such Seller’s or Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents, provided that any such party may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, finishings, fixtures, or equipment securing the Loan.

c. No Assignment. Except as permitted herein, no Seller or any servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any of the following: any transfer of Purchased Assets in accordance with the Program Documents; any Hedge Instruments for the related Purchased Assets or the granting of liens on such Hedging Instruments to other creditors in accordance with the Intercreditor Agreement; any servicing arrangement between the Servicer and any Seller or its Affiliates; and any forward purchase commitment or other types of take out commitment for the Purchased Assets.

d. Servicing of Loans. Sellers and Guarantor shall cause the Servicer to service, or cause to be serviced, all Loans that are part of the Purchased Assets in accordance with prudent servicing practices, pending any delivery of such servicing to Buyer pursuant to this Agreement, employing at least the same procedures and exercising the same care that Servicer customarily employs in servicing Loans for its own account. Sellers shall notify servicers of Buyer’s interest hereunder and Sellers shall notify Buyer in writing of the name and address of all servicers of Loans and shall identify each servicer with respect to each Purchased Asset on a loan-by-loan basis. Buyer shall have the right to approve each servicer and the form of all Servicing Agreements or servicing side letter agreements. Sellers shall cause each servicer to hold or cause to be held all escrow funds collected with respect to such Loans in customary custodial accounts and shall apply the same for the purposes for which such funds were collected. Upon notice from Buyer that an Event of Default has occurred, the related Seller and Guarantor shall cause the Servicer to (i) segregate all amounts collected on account of the Loans, (ii) hold such amounts collected in trust for the benefit of the Buyer and (iii) remit such collections in accordance with the Buyer’s written instructions. No amounts deposited into such account shall be removed without the Buyer’s prior written consent. Upon Buyer’s request, Sellers shall provide reasonably promptly to Buyer a letter addressed to and agreed to by each servicer of Loans, in form and substance reasonably satisfactory to Buyer, advising such servicer of such matters as Buyer may reasonably request relating to the Loans. If any Seller should discover that, for any reason whatsoever, Sellers or any entity responsible to Sellers by contract for the administration and/or servicing any such Loan has failed to perform fully Sellers’ obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Assets, Sellers shall promptly notify Buyer.

e. Preservation of Collateral; Collateral Value. Each Seller and Guarantor shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Sellers and Guarantor will comply with laws, rules, regulations and other laws of any Governmental Authority applicable to Sellers or Guarantor relating to the Collateral and cause the Collateral to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. No Seller or Guarantor will allow any default for which it is responsible to occur under any Collateral and each Seller and Guarantor shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

f. Maintenance of Papers, Records and Files. Related Seller and Guarantor shall require, and related Seller or Guarantor shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Related Seller or Guarantor will maintain or cause to be maintained all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Related Seller and Guarantor shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the possession of the Custodian, the Servicer, the related Seller or Guarantor unless Buyer otherwise approves. No Seller or Guarantor will allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event related Seller or Guarantor will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.

(ii) For so long as Buyer has an interest in or lien on any Purchased Asset, related Seller and Guarantor will hold or cause to be held all related Records in trust, as the custodian and bailee, for Buyer. Related Seller or Guarantor shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian or Buyer, related Seller and Guarantor shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of related Seller or Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of related Seller or Guarantor with its independent certified public accountants.

g. Financial Statements; Accountants’ Reports; Other Information. Related Seller and Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer. Sellers and Guarantor shall furnish or cause to be furnished or made electronically available to Buyer the following:

(i) Financial Statements. (x) As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated, audited balance sheets of Guarantor and each Seller as of the end of each fiscal year of Guarantor (inclusive of Sellers), and the audited financial statements of income and changes in equity of Guarantor and each Seller, and the audited statement of cash flows of Guarantor (inclusive of Sellers), for such fiscal year and (y) as soon as available and in any event within 45 days after the end of each quarter (including the fourth quarter), the consolidated and consolidating, unaudited balance sheets of Guarantor (inclusive of Sellers) as of the end of each quarter, and the unaudited financial statements of income and changes in equity of Guarantor (inclusive of Sellers), and the unaudited statement of cash flows of Guarantor (inclusive of Sellers), for the portion of the fiscal year then ended, and (z) within 45 days after the end of each month, monthly consolidated and unaudited financial statements of income and changes in equity (and, to the extent available, cash flow statements) and balance sheets as provided in clause (y), all of which have been prepared in accordance with GAAP and certified by such Guarantor’s and Sellers’, as applicable, chief financial officer in the form of a compliance certificate to be delivered along with the above financial statements. Sellers and Guarantor shall furnish or cause to be furnished to Buyer any other financial information regarding Guarantor and/or Sellers reasonably requested by Buyer;

(ii) Loan Data. Monthly reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Assets for the immediately preceding month, and such other information as Buyer may reasonably request, including, without limitation, all collections, delinquencies, losses and recoveries related to the Purchased Assets, any other information regarding the Purchased Assets reasonably requested by Buyer, the performance of any loans serviced by or on behalf of each Servicer and any other financial information regarding the Guarantor reasonably requested by Buyer.

(iii) Monthly Servicing Diskettes. On or before the second Business Day prior to each Repurchase Date, or any other time at Buyer’s request, a Computer Medium (or any other electronic transmission acceptable to Buyer) in a format acceptable to Buyer containing such information with respect to the Purchased Assets as Buyer may reasonably request upon reasonable prior notice.

(iv) Certifications. Each Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A-1 attached hereto and Guarantor shall execute and deliver a quarterly certification substantially in the form of Exhibit A-2 attached hereto.

h. Notice of Material Events. Each Seller and Guarantor shall promptly inform Buyer in writing of any of the following:

(i) any Default, Event of Default or default or breach by any Seller or Guarantor of any other material obligation under any Program Document, or the occurrence or existence of any event or circumstance that a Seller or Guarantor with the passage of time expects to have a reasonable likelihood of becoming an Event of Default;

(ii) any material change in the insurance coverage required of any Seller or Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material dispute, litigation, investigation, proceeding or suspension between any Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person on the other;

(iv) any Material Adverse Change in accounting policies or financial reporting practices of Guarantor;

(v) the occurrence of any material employment dispute or licensing dispute and a description of the strategy for resolving it; and

(vi) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change with respect to Guarantor or a Material Adverse Effect.

i. Maintenance of Licenses. Each Seller and Guarantor shall maintain, all licenses, permits or other approvals necessary for each Seller and Guarantor to conduct its business and to perform its obligations under the Program Documents, and each Seller and Guarantor shall conduct its business strictly in accordance with applicable law.

j. Taxes. (i) All payments made by the Sellers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the Buyer’s net income by the United States, a state, a foreign jurisdiction under the laws of which the Buyer is organized or in which its applicable lending office (“Excluded Taxes”), or any political subdivision thereof, all of which shall be paid by the Seller for their own account not later than the date when due. If a Seller is required by law or regulation to deduct or withhold any taxes (other than Excluded Taxes) from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(ii) Each Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(iii) Each Seller shall file on a timely basis (including any extensions) all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

k. Nature of Business. No Seller or Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

l. Limitation on Distributions. If a Default has occurred and is continuing, no Seller or Guarantor shall pay any dividends or distributions with respect to any capital stock or other equity interests in any Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller or Guarantor provided that a Seller or Guarantor may pay distributions or dividends solely by way of issuance of additional stock in lieu of cash.

m. Predatory Lending. Sellers will comply with any and all requirements of any federal, state or local predatory and abusive lending laws applicable to the origination and servicing of mortgage loans, and Sellers have and shall maintain in their possession, available for the inspection of the Buyer or its designees, and shall deliver to the Buyer or its designees, within a commercially reasonable time period following a request therefor, evidence of compliance with such requirements.

n. Merger of Guarantor. Guarantor shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyer’s prior consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect; or (iii) make any Material Adverse Change with respect to the Guarantor.

o. Insurance. Each Seller and Guarantor will, and shall cause the Servicer to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Guarantor shall continue to maintain coverage, for itself and its subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $1,000,000.

p. Affiliate Transaction. No Seller or Guarantor will at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to such Seller or Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

q. Change of Fiscal Year. No Seller or Guarantor will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which such Seller’s or Guarantor’s fiscal year begins from such Seller’s or Guarantor’s current fiscal year beginning date.

r. Facility Fee. Sellers agree to pay to Buyer on the date of execution of this Agreement, a facility fee in the amount of the Facility Fee Amount (“Facility Fee”), such payment to be made in United States dollars, in immediately available funds, without deduction, set-off or counterclaim. The Buyer may, in its sole discretion, net such commitment fee from the proceeds of any Purchase Price payable to the Seller.

s. Underwriting Guidelines. In the event that Sellers make any material amendment or modification to the Underwriting Guidelines: (i) Sellers shall promptly deliver to the Buyer a complete copy of the materially amended or modified Underwriting Guidelines, and (ii) the Buyer may, at its sole option and discretion, refrain from entering into any further Transactions with respect to Loans originated under the materially amended or modified Underwriting Guidelines, but not with respect to Loans that comply with the Underwriting Guidelines approved hereunder.

t. Cooperative Loans. With respect to each Cooperative Loan, in the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the related Seller immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

u. MERS. Each Seller will and will cause the Servicer to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans for as long as such Loans are registered with MERS.

v. Delivering of Servicing Rights. With respect to the Servicing Rights and Records of each Loan, Sellers and Guarantor shall deliver such Servicing Rights and Records to the designee of Buyer, within 75 days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 75-day period is deemed to commence as of such Repurchase Date. The Sellers’ and Guarantor’s transfer of the Servicing Rights and Records under this Section shall be in accordance with customary and prudent mortgage banking standards in the industry for the delivery of loans similar to the Loans.

14. REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, related Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price, together with any other Obligations then due and payable.

15. REPURCHASE OF PURCHASED ASSETS, CHANGE OF LAW

a. Upon discovery by any Seller or Guarantor of a breach of any of the representations and warranties set forth in Appendix A hereto, such Seller or Guarantor shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Sellers. It is understood and agreed that the representations and warranties set forth in Appendix A hereto shall survive delivery of the respective Loan Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s right to demand repurchase as provided under this Agreement. The related Seller shall within two (2) Business Days of the earlier of the related Seller’s or Guarantor’s discovery or either related Seller or Guarantor receiving notice, with respect to any Purchased Asset, of (i) any breach of a representation or warranty contained in Appendix A hereto or (ii) any failure to deliver any of the items required to be delivered as part of the Loan File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of related Seller’s or Guarantor’s discovery of such breach or delivery failure or related Seller or Guarantor receiving notice thereof that such breach or delivery failure has not been remedied by the related Seller, such Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) purchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Assets to Buyer, as provided in Section 16 hereof.

b. If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, then related Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at related Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

c. If Buyer determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law or change in accounting rules on this Agreement, then from time to time related Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide Sellers with prompt notice as to any Change in Law or change in accounting rules. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law or change in accounting rules Sellers will have the right to terminate all Transactions then outstanding without any prepayment penalty as of a date selected by Sellers, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date and Sellers shall be entitled to a pro rata refund of the Facility Fee, which refund shall equal the Facility Fee Amount, multiplied by a fraction, the numerator of which shall be the number of days remaining in the facility under this Agreement and the denominator of which shall be 360.

16. SUBSTITUTION

Related Seller may, subject to agreement with and acceptance by Buyer, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such other Substitute Assets and transfer to related Seller of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

17. REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties in Appendix A hereto and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

18. EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

a. Related Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

b. Related Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6;

c. Any Seller, Guarantor or Servicer shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents (other than Section 12(n) hereof and Appendix A hereto) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within three (3) Business Days of the earlier of (i) such party’s receipt of written notice from Buyer or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

d. Any representation or warranty made by a Seller or Guarantor (or any of Sellers’ or Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith (other than the representations or warranties in Appendix A hereto) shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

e. Any Seller, Guarantor, or any of Sellers’ or Guarantor’s Subsidiaries shall fail (i) to pay any Seller’s, Guarantor’s, or Sellers’ or Guarantor’s Subsidiaries’ Indebtedness (aggregating in excess of $10,000,000 with respect to Guarantor or Guarantor and its Subsidiaries, taken as a whole), or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or (ii) to make any payment when due under any Seller’s, Guarantor’s, or Sellers’ or Guarantor’s Subsidiaries’ Guarantee of another person’s Indebtedness for borrowed money (aggregating in excess of $10,000,000 with respect to Guarantor or Guarantor and its Subsidiaries, taken as a whole), and, in either case, such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

f. A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries, or of any Sellers’, Guarantor’s or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries generally fails to pay any Seller’s, Guarantor’s or Sellers’ or Guarantor’s Subsidiaries’ debts as they become due; or any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries; or any Sellers’, Guarantor’s or Sellers’ or Guarantor’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

g. Any Seller, Guarantor or any Sellers’ or Guarantor’s Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries, or of all or any part of any Seller’s, Guarantor’s or Sellers’ or Guarantor’s Subsidiaries’ Property; or makes an assignment for the benefit of any Seller, Guarantor or Sellers’ or Guarantor’s Subsidiaries’ creditors;

h. Any final, nonappealable judgment or order for the payment of money in excess of $2,500,000 is rendered against any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries and remains undischarged or unsatisfied after the passage of 30 days following the date on which it is entered;

i. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries, or shall have taken any action to displace the executive management of any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries (and such action results or is likely to result in a Material Adverse Change with respect to the Guarantor) or to curtail its authority in the conduct of the business of any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;

j. Reserved;

k. Any Seller, Guarantor or any of Sellers’ or Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract relating to Indebtedness (aggregating in excess of $10,000,000 with respect to Guarantor or Guarantor and its Subsidiaries, taken as a whole), and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

l. In the reasonable good faith judgment of Buyer, any Material Adverse Change with respect to Guarantor;

m. Any Seller or Guarantor shall admit in writing its inability to, or intention not to, perform any of such Seller’s or Guarantor’s respective material Obligations;

n. Except as expressly permitted in this Agreement, any Seller or Guarantor dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of such Seller’s or Guarantor’s (as applicable) business or assets unless Buyer’s written consent is given;

o. This Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Collateral purported to be covered hereby;

p. Any Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Seller or Guarantor as a “going concern” or a reference of similar import or shall indicate Guarantor has a negative net worth or is insolvent;

q. A Change of Control of any Seller (unless otherwise permitted hereunder) or Guarantor shall have occurred without the prior written approval of Buyer;

r. An Event of Default shall have occurred and is continuing under any of the other Program Documents;

s. At any time, the ratio of the Guarantor’s Total Indebtedness to Adjusted Tangible Net Worth shall exceed 15:1;

t. Buyer shall reasonably request information regarding the financial well-being of any Seller or Guarantor and such information shall not have been provided within a commercially reasonable timeframe;

u. At the end of any month, the Guarantor fails to maintain at least $60,000,000 on a consolidated basis of Liquid Assets;

v. At any time the Adjusted Tangible Net Worth of the Guarantor is less than the sum of (i) $750,000,000; and (ii) 50% of all increases in the Guarantor’s total stockholder equity as a result of issuances in common stock of the Guarantor since November 1, 2004;

w. After such time as any Seller or Guarantor has elected to be treated as a REIT, the failure of such Seller or Guarantor (as applicable) to continue to be (i) qualified as a REIT as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 — REIT filed with the United States Internal Revenue Service for such year, or the entering into by such Seller or Guarantor of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code; and

x. After such time as any Seller or Guarantor has elected to be treated as a REIT, the failure of such Seller or Guarantor (as applicable) to satisfy any of the following asset or income tests and Buyer has delivered notice of an Event of Default to such Seller or Guarantor with respect thereto:

(i) At the close of each taxable year, at least 75 percent of such Seller’s or Guarantor’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(ii) At the close of each taxable year, at least 95 percent of such Seller’s or Guarantor’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to the Guarantor on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

(iii) At the close of each quarter of such Seller’s or Guarantor’s taxable year, at least 75 percent of the value of such Seller’s or Guarantor’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of such Seller’s or Guarantor’s operations, but not including receivables purchased from another person), and Government Securities.

(iv) At the close of each quarter of such Seller’s or Guarantor’s taxable years, (a) not more than 25 percent of such Seller’s or Guarantor’s total asset value will be represented by securities (other than those described in paragraph 3) , (b) not more than 20 percent of such Seller’s or Guarantor’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (c) (i) not more than 5 percent of the value of such Seller’s or Guarantor’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of taxable REIT subsidiaries), and (ii) no Seller or Guarantor will hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than Government Securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).

19. REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or (g) hereof), shall have any or all of the following rights and remedies, which may be exercised by Buyer:

a. The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).

b. Sellers’ obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Sellers hereunder; Sellers and Guarantor shall immediately deliver to Buyer or its designee any and all Records relating to the Purchased Assets subject to such Transaction then in Sellers’ and Guarantor’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer.

Buyer may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. The Sellers shall remain liable to the Buyer for any amounts that remain owing to Buyer following a sale or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first, to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, to Breakage Costs, costs of cover and/or related hedging transactions; third, to the aggregate Repurchase Prices; and fourth, to all other Obligations.

The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

In addition to its rights hereunder, Buyer shall have the right to proceed against any of Sellers’ assets which may be in the possession of Buyer, any of Buyer’s Affiliates or its designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Sellers to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to Sellers against all of Sellers’ Obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

The Buyer shall have the right to obtain physical possession of the Records and all other files of the Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request.

Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

Each Seller and Guarantor shall cause all sums received by it with respect to the Purchased Assets to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof.

Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive, to the extent permitted by law, any right Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code

Upon the occurrence of an Event of Default, Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Sellers hereby authorize Buyer, at Sellers’ expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Sellers’ signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as Sellers’ attorney-in-fact to execute any such financing statement or statements in Sellers’ name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of Sellers as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

22. INDEMNITY

a. Each Seller and Guarantor agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Sellers or Guarantor or with other creditors of Sellers or Guarantor or any of their Subsidiaries arising out of any Default or any events or circumstances that may rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

b. Each Seller and Guarantor agrees to indemnify and hold harmless Buyer and each of its respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all third party claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Sellers or Guarantor or Sellers’ or Guarantor’s officer in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, (ii) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, class, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by any Seller or Guarantor against the Indemnified Party, and such Seller or Guarantor is ultimately the successful party in any resulting litigation or arbitration. Each Seller and Guarantor also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c. Without limitation on the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by any Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 19 or for any other reason, such Seller shall, except as otherwise provided in Sections 15(c) and 24, upon demand by Buyer, pay to Buyer any Breakage Costs incurred as of a result of such payment.

d. If any Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Seller by Buyer, in its sole discretion and Sellers shall remain liable for any such payments to Buyer. No such payments to Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

e. Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

23. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Sellers hereby expressly waive, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24. REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation. Sellers agree to pay, with interest at the Default Rate, to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, enforcement (including any waivers), administration and amendments of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including a Guarantor action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.” If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers (without the payment by Sellers of any prepayment penalty or Breakage Costs), which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Sellers if any events in clause (i) or (ii) of this Section 24 occur.

25. FURTHER ASSURANCES

Sellers and Guarantor agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

26. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity.

27. TERMINATION

This Agreement shall remain in effect until the earlier of (i) the date which is 364 days after the Effective Date or (ii) at Buyer’s option upon the occurrence of an Event of Default (such date, the “Termination Date”). However, no such termination shall affect Sellers’ outstanding obligations to Buyer at the time of such termination. Sellers’ obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof.

28. ASSIGNMENT

The Program Documents are not assignable by Sellers. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers. Notwithstanding any assignment by Buyer pursuant to this Section 28, Buyer shall remain liable as to the Transactions.

29. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Guarantor, Sellers and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Sellers may not assign or transfer any of their rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

32. CONSENT TO JURISDICTION

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY. EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 32 AND TO ITS ADDRESS SPECIFIED IN SECTION 35 OR SUCH OTHER ADDRESS AS IT SHALL HAVE PROVIDED IN WRITING TO BUYER. NOTHING IN THIS SECTION 32 SHALL AFFECT THE RIGHT OF THE BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

33. SINGLE AGREEMENT

Sellers, Guarantor and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Sellers, Guarantor and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

34. INTENT

Sellers and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

Sellers and Buyer acknowledge that it is their intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as Indebtedness of the related Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by the related Seller in the absence of a Default by such Seller. Sellers and Buyer agree to such treatment and agree to take no other action inconsistent with this treatment unless required by law.

35. NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Sellers:

[New Century Mortgage Corporation]

[Home123 Corporation]

[New Century Credit Corporation]

[NC Capital Corporation]

18400 Von Karman

Irvine, California 92612

Attention: Kevin Cloyd

Telephone: (949) 862-7941

Facsimile: (949) 440-7033

with a copy to:

(At the same address as above)

Attention: Legal Department

Telephone: (949) 225-7808

Facsimile: (949) 440-7033

if to Buyer or Agent:

Bank of America, N.A.

TX1-492-66-01

901 Main Street, 66th Floor

Dallas, Texas 75202-3714

Attention: Garrett Dolt

Telephone: (214) 209-2664

Facsimile: (214) 209-0338

with a copy to:

Attention: Christopher Young

Telephone: (704) 388-8403

Facsimile: (704) 409-0593

or, for Transaction Notices and related documents:

Attention: Jennifer Kovich

Telephone: (704) 386-3614

Facsimile: (704) 388-9211

as such address or number may be changed by like notice.

36. CONFIDENTIALITY

This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and Agent and shall be held by Sellers and Guarantor (and Sellers and Guarantor shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Sellers’ or Guarantor’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved Hedge Counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission or state securities’ laws; provided that no Seller or Guarantor shall file the Side Letter with the Securities and Exchange Commission or state securities office, unless otherwise agreed by Buyer in writing, and the Sellers and Guarantor agree to use best efforts not to file the terms of the Side Letter with any such filing; provided, that in the case of (ii), (iii) and (iv), Sellers shall take reasonable actions to provide Buyer with prior written notice. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing of future party (or any Affiliate of such Party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

37. TRANSACTION BASE CERTIFICATE.

No later than 5:00 p.m. Central time on each Business Day and prior to each Transaction, the Sellers shall deliver to the Buyer a Transaction Base Certificate substantially in the form of Exhibit C, which shall set forth the unpaid principal balance of each Loan subject to this Agreement as of the date thereof, but subject to the sublimits and delivery requirements set forth in the definition of “Eligible Assets” and “Eligible Loan” in the Side Letter and the delivery requirements set forth herein. Notwithstanding the foregoing, on any Business Day on which the related Transaction Base Certificate would be identical to the Transaction Base Certificate most recently delivered by the Sellers to the Buyer, the Sellers may, at their option and in lieu of delivering a new Transaction Base Certificate, deliver written notification to the Buyer that no changes have occurred since the delivery of the most recent Transaction Base Certificate.

38. JOINT AND SEVERAL LIABILITY

The liability of the Sellers hereunder is joint and several. The Sellers hereby: (a) acknowledge and agree that the Buyer and the Custodian shall have no obligation to proceed against one Seller before proceeding against the other Sellers, (b) waive any defense to their obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other or of any other Person, and (c) waive any right of subrogation or ability to proceed against any Person until the Obligations are paid in full and the Program Documents are terminated in accordance with the terms thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantor and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the Effective Date.

NEW CENTURY MORTGAGE
CORPORATION, as Seller, jointly and severally

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: President

HOME123 CORPORATION,

as Seller, jointly and severally

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Executive Officer

NEW CENTURY CREDIT CORPORATION,

as Seller, jointly and severally

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: President

NC CAPITAL CORPORATION,

as Seller, jointly and severally

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Executive Officer

BANK OF AMERICA, N.A.,

as Buyer and Agent, as applicable

By: /s/ Garrett Dolt
Name: Garrett Dolt
Title: Principal

Acknowledged and Agreed:

NEW CENTURY FINANCIAL CORPORATION,

as Guarantor

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Executive Vice President